Exhibit 10.61

March 14, 2008

Michael D. Levy

Nuvelo, Inc.

201 Industrial Road, Suite 310

San Carlos, CA 94070-6211

Dear Michael:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Nuvelo, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation. Your last day of work with the Company and your employment termination date will be March 20, 2008 (the “Separation Date”).

2. Accrued Salary And Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused PTO earned through the Separation Date, less required payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Agreement.

3. Severance Benefits. If you sign this Agreement and allow it to become effective, then the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a) Salary Continuation Payments. The Company shall make continuing base salary payments to you (at the base salary rate in effect as of the Separation Date) for twelve (12) months (the “Salary Continuation Payments”) following the Separation Date. The Salary Continuation Payments shall be paid, subject to applicable withholdings and deductions, on the Company’s customary payroll dates starting on the first payroll date within ten (10) days after the Effective Date (as defined in paragraph 13 below).

(b) Accelerated Stock Vesting/Extended Exercise Period Benefit. The Company will accelerate the vesting of any outstanding stock options such that any shares that would have vested in the twelve (12) month period following the Separation Date had your employment not terminated shall be deemed vested and exercisable as of the Separation Date. You will have until the fifteen (15) month anniversary of the Separation Date (i.e., until June 20, 2009) to exercise any vested shares. Except for the accelerated vesting and extended exercise period set forth herein, all other rights and obligations with respect to your stock options will be as set forth in your stock option agreement, grant notice and applicable plan documents. You hereby acknowledge that the Company is not providing tax advice to you and that you have been advised by the Company to seek independent tax advice with respect to this acceleration of unvested equity awards, the extension of your exercise period, your exercise or sale of any vested shares, and any other compensation and benefits that you are receiving under this Agreement.

(c) Continued Medical Benefits. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. You will be provided with a separate notice describing your health insurance continuation rights and obligations. If you timely elect continued group health coverage through COBRA, the Company will pay for your COBRA premium for a period of 12 months, sufficient to continue your group coverage at its current level (including dependent coverage, if applicable) through the earlier of either March 31, 2009 or the date that you become eligible for group health insurance coverage through a new employer. You agree to promptly notify the Company’s Human Resources Department in writing if you become eligible for group health insurance coverage through a new employer before March 31, 2009.

You acknowledge and agree that the Severance Benefits are being provided to you in lieu of the severance benefits set forth in your September 7, 2004 offer letter from the Company, and that the provision of these Severance Benefits will extinguish any obligation on the part of the Company to provide you with severance benefits.

4. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement and excluding your rights with respect to any vested stock options (as set forth above) and any vested rights you have in any ERISA-governed benefit plan sponsored by the Company (i.e., your 401(k) plan account)), you will not receive and are not entitled to any additional compensation, severance or benefits from the Company after the Separation Date.

5. Expense Reimbursements. You agree that, within fifteen (15) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practices.

6. Return Of Company Property. On the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, correspondence, memoranda, specifications, drawings, records, plans, forecasts, compilations of data, operational and financial information, research and development information, sales and marketing information, personnel information, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information on the Separation Date. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within ten (10) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you shall provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely return of all such Company documents and other property is a condition precedent to your receipt of the severance benefits provided under this Agreement.

7. Proprietary Information Obligations. You hereby agree to execute, and abide by the terms of, the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

8. Nondisparagement. You agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business reputation or personal reputation; provided, however, that you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

9. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

10. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist or provide information to any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

11. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews and deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

12. Release of Claims. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the California Fair Employment and Housing Act (as amended), and the California Labor Code. Notwithstanding the foregoing, you are not hereby releasing (i) any rights you have under this Agreement, or (ii) any obligation the Company may have to indemnify you for acts within the course and scope of your employment with the Company, pursuant to the articles and bylaws of the Company, any fully executed written agreement with the Company, or applicable law. Also excluded from this Agreement are any claims which cannot be waived by law. You are waiving, however, your right to any monetary recovery should any governmental agency or entity pursue any claims on your behalf. You also acknowledge that you have received all leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim.

13. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. A list of the job titles and ages of all employees whose employment is being terminated pursuant to the Company’s reorganization and the job titles and ages of all employees of the Company in the same business unit whose employment is not being termination is provided in Exhibit B, attached hereto. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have forty-five (45) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (in a written revocation sent to me); and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”).

14. Section 1542 Waiver. In granting the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

15. Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matters. It is entered into without reliance on any agreement, promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreements, promises or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and the Company’s respective heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile and .pdf signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. We wish you the best in your future endeavors.

Sincerely,

NUVELO, INC.

/s/ Ted W. Love
By: Ted W. Love
Chairman & CEO

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Michael D. Levy
Michael D. Levy

Date: March 20, 2008